Exhibit 20.1

CAPITAL ONE MASTER TRUST (RECEIVABLES) *
MONTHLY PERIOD : January 2004

Beginning of the Month Principal Receivables :		32,890,374,707.52
Beginning of the Month Finance Charge Receivables :		985,231,925.50
Beginning of the Month Discounted Receivables :		0.00
Beginning of the Month Total Receivables :		33,875,606,633.02

Removed Principal Receivables :		0.00
Removed Finance Charge Receivables :		0.00
Removed Total Receivables :		0.00

Additional Principal Receivables :		1,179,156,797.64
Additional Finance Charge Receivables :		45,059,334.95
Additional Total Receivables :		1,224,216,132.59

Discounted Receivables Generated this Period		0.00

End of the Month Principal Receivables :		33,327,898,723.76
End of the Month Finance Charge Receivables :		1,025,375,435.29
End of the Month Discounted Receivables :		0.00
End of the Month Total Receivables :		34,353,274,159.05

Excess Funding Account Balance		0.00
Adjusted Invested Amount of all Master Trust Series		27,777,594,204.72

End of the Month Seller Percentage		16.65%

CAPITAL ONE MASTER TRUST (DELINQUENCIES AND LOSSES)
MONTHLY PERIOD : January 2004	ACCOUNTS	RECEIVABLES

End of the Month Delinquencies :
30 - 59 Days Delinquent	462,982	521,370,357.28
60 - 89 Days Delinquent	270,557	352,231,239.90
90 + Days Delinquent	550,775	812,232,708.78

Total 30 + Days Delinquent	1,284,314	1,685,834,305.96

Delinquencies 30 + Days as a Percent of End of the Month Total Receivables		4.91%

Defaulted Accounts During the Month	181,051	178,122,177.09

Annualized Default Rate as a Percent of Beginning of the Month Principal Receivables		6.27%

*For calculation purposes Beginning of Month Principal Receivables includes Additional Principal Receivables.

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CAPITAL ONE MASTER TRUST (COLLECTIONS)
MONTHLY PERIOD : January 2004	COLLECTIONS	PERCENTAGES

Total Collections and Gross Payment Rate**	5,702,998,558.52	16.25%

Collections of Principal Receivables and Principal Payment Rate	5,112,674,201.66	15.01%

Prior Month Billed Finance Charge and Fees	433,952,309.29
Amortized AMF Income	41,967,348.51
Interchange Collected	62,140,640.66
Recoveries of Charged Off Accounts	50,975,888.38
Collections of Discounted Receivables	0.00

Collections of Finance Charge Receivables and Annualized Yield	589,036,186.84	20.75%

CAPITAL ONE MASTER TRUST (AMF COLLECTIONS)
MONTHLY PERIOD : January 2004

Beginning Unamortized AMF Balance		219,859,725.75
+ AMF Slug	16,483,319.52
+ AMF Collections	43,255,518.53
- Amortized AMF Income	41,967,348.51
Ending Unamortized AMF Balance		237,631,215.29

**Total Collections and Gross Payment Rate is calculated as a Percent of Beginning of Month Total Receivables which includes Additional Total Receivables.

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